Exhibit 99.1

 Wilson Greatbatch Technologies Announces Facility Consolidation Plan

    CLARENCE, N.Y.--(BUSINESS WIRE)--March 7, 2005--Wilson Greatbatch Technologies, Inc. (the "Company") (NYSE:GB) announced today a plan for the closure of its Carson City, NV facility. As part of the Company's continuing efforts to improve its cost structure and manufacturing efficiencies, management approved a plan on March 7, 2005 to consolidate the work performed at Carson City into its Tijuana, Mexico facility.
    The total estimated cost for this facility consolidation plan is anticipated to be between $4.5 million and $5.4 million. The Company expects to incur this additional cost over the next four fiscal quarters. The major categories of costs to be incurred include the following:

--  Costs related to the shut-down of the Carson City facility
    --  Severance and retention - $1.4 to $1.6 million
    --  Accelerated depreciation - $0.5 to $0.6 million
    --  Other  - $0.6 to $0.7 million
-- Costs related to the move and consolidation of work into Tijuana -- Production inefficiencies and revalidation -
         $0.4 to $0.5 million
    --  Relocation and moving expenses - $0.3 to $0.5 million
    --  Personnel costs (including travel, training
         and duplicate wages) - $1.0 to $1.1 million
    --  Other - $0.3 to $0.4 million

    All categories of costs are considered to be future cash expenditures, except accelerated depreciation.
    The Company expects annual structural cost savings in the range of $2.5 to $3.1 million beginning in the second quarter of 2006.
    The Company is revising its previously provided 2005 full year guidance to reflect this facility consolidation plan. The Company now expects its earnings per share in accordance with U.S. generally accepted accounting principles to be in the range of $0.07 to $0.15 as compared to $0.25 - $0.30 as previously expected. This reduction in earnings guidance is due to the inclusion of after-tax costs of $0.15 to $0.18 per share for the aforementioned estimated facility consolidation costs of $4.5 to $5.4 million.

    Forward-Looking Statements

    Some of the statements in this press release, and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.1 thereto, and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Wilson Greatbatch Technologies

    Wilson Greatbatch Technologies, Inc., is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.

    CONTACT: Wilson Greatbatch Technologies, Inc.
             Lawrence P. Reinhold, 716-759-5602
             lreinhold@greatbatch.com
             or
             Investor Relations:
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com